Exhibit 1

JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned parties hereby agrees to file jointly the Schedule 13D (including any amendments thereto) (the “Statement”) with respect to the acquisition or disposition of shares of common stock, $0.01 par value per share, of Crimson Wine Group, Ltd., a Delaware corporation.

    Each of the undersigned parties agrees that each is responsible for the timely filing of the Statement, and for the completeness and accuracy of the information concerning such party contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: June 1, 2026

By:    /s/ John D. Cumming
John D. Cumming

By:    /s/ David Cumming
David Cumming

The Ian M. Cumming Charitable Lead Annuity Trust
By:    Teton Holdings Corporation CCS, its trustee

By:    /s/ Catherine Handley
    Catherine Handley, as Trust Committee Member

Teton Holdings Corporation CCS

By:    /s/ Catherine Handley
Catherine Handley, as Trust Committee Member